Exhibit 99

Press Release

SOURCE:     Horizon Offshore, Inc.

Horizon Offshore Announces Award of PEMEX Contract in Mexico

HOUSTON, May 28 /PRNewswire-FirstCall/ -- Horizon Offshore, Inc. (Nasdaq:  HOFF - News) announced today that it has been awarded PEMEX Contract No. 18575024-010-02 for the construction of 24 km of 8" pipeline and associated platform piping from KIX-1 to Pump Platform PR-1. The lay barge, Lone Star Horizon, and diving support vessel, Pearl Horizon, will be utilized on the project. Construction is scheduled to begin late in the third quarter of 2002.

"Our continued presence in Mexico has strengthened Horizon's position and enabled us to secure additional projects such as KIX. We have enjoyed our continuing relationship with PEMEX and are very excited about this award," said Bill Lam, President and CEO of Horizon Offshore.

Horizon provides marine construction services to the offshore oil and gas industry. The Company's fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas and other sub sea production systems, and the installation and abandonment of production platforms.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements are subject to various risks and uncertainties, including, but not limited to, industry conditions and volatility; prices of oil and gas; the Company's ability to obtain and the timing of new projects; changes in competitive factors; and other material factors that are described from time to time in the company's filing with the Securities and Exchange Commission.

Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Horizon Offshore or any other person that the projected outcomes can or will be achieved.

SOURCE:     Horizon Offshore, Inc.